Exhibit 10.3

INHIBIKASE THERAPEUTICS, INC. 2020 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE AND

AWARD AGREEMENT

Inhibikase Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to its 2020 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (“Participant”) an option to purchase the number of Shares set forth below (the “Option”). The Option described in this Stock Option Grant Notice (the “Grant Notice”) is subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms used in this Grant Notice and the Agreement will have the meanings defined in the Plan.

Participant:	[_________]

Grant Date:	[_________]

Exercise Price Per Share:	[_________]

Total Number of Shares Subject to Option:	[_________]

Expiration Date:	[_________]

Type of Option:	☐ Incentive Stock Option (to the extent permitted by 422(d) of the Code) ☐ Non-Qualified Stock Option

Vesting Schedule:

1.  [_]% of grant contingent upon completion of [_] study and release of results:

a)  Fully vested if study completed and reported by [_] or earlier

b)  [_]% vested if study completed and reported by [_]

c)  [_]% vested if study completed and reported by [_]

d)  Forfeited in its entirety if study not completed and reported by [_]

2.  [_]% of grant contingent upon engagement with and FDA agreement with [_] protocol design:

a)  Fully vested if FDA agreement by end of [_]

b)  [_]% vested if FDA agreement by end of [_]

c)  [_]% vested if FDA agreement by end of [_]

d)  Forfeited in its entirety if FDA agreement not received by [_]

By signing below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

INHIBIKASE THERAPEUTICS, INC.	PARTICIPANT

Name:	Name:
Title:

A-2

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

AWARD AGREEMENT

1. Award of Option. Effective as of the Grant Date set forth in the Grant Notice, the Company has granted to Participant the Option to purchase part or all of the aggregate number of Shares set forth in the Grant Notice, subject to the terms and conditions set forth in the Grant Notice, the Plan and this Agreement.

2. Term of Option. The Option may not be exercised later than the Expiration Date set forth in the Grant Notice, subject to earlier termination in accordance with the Plan and this Agreement.

3. Option Exercise Price. The exercise price per Share of the Option (the “Exercise Price”) is set forth in the Grant Notice.

4. Vesting and Exercise of Option.

a. Vesting. Subject to the continued service of Participant with the Company through the relevant vesting dates, the Option shall become vested and exercisable in such amounts and at such times as set forth in the Grant Notice.

b. Service with Affiliates. Solely for purposes of this Agreement, service with the Company will be deemed to include service with an Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company).

c. Effect of Termination of Service on the Option. If Participant’s service ceases for any reason, the termination or survival of the Option will be determined in accordance with Section 7 of the Plan.

d. Method of Exercise. Participant may exercise the Option by delivering a payment of the Exercise Price, any required tax withholding and written notice of exercise to the Company in accordance with Section 5(d) of the Plan. Such notice must also be accompanied by any further documents or instruments the Company deems necessary or desirable to carry out the purposes or intent of this Agreement.

e. Partial Exercise. The Option may be exercised in whole or in part, provided, however, that any exercise may apply only with a whole number of Shares.

f. Restrictions on Exercise. The Option may not be exercised, and any purported exercise will be void, if the issuance of Shares upon such exercise would constitute a violation of any law, regulation or exchange listing requirement. The Committee may from time to time modify the terms of the Option or impose additional conditions on the exercise of the Option as it deems necessary or appropriate to facilitate compliance with any law, regulation or exchange listing requirement.

g. Rights as Stockholder. The Option will not confer upon Participant any of the rights or privileges of a stockholder in the Company unless and until Participant is issued Shares following Participant’s exercise of the Option.

5. Investment Representations. Participant represents and warrants that Participant is acquiring the Option (and upon exercise of the Option, will be acquiring the subject Shares) for investment for Participant’s own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. As a further condition to the exercise of the Option, the Company may require Participant to make any representation or warranty as may be required by or advisable under any applicable law or regulation.

6. Non-Transferability of Option. Except as may be permitted by the Committee in accordance with Section 13 of the Plan, the Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily, other than by will or by the laws of descent and distribution.

7. Adjustments. The Exercise Price, as well as the number and kind of shares subject to the Option, are subject to adjustment in accordance with Section 3(c) of the Plan.

8. Tax Consequences. Participant acknowledges that the Company has not advised Participant regarding Participant’s tax liability in connection with the Option. Participant acknowledges that Participant has reviewed with Participant’s own tax advisors the tax treatment of the Option (including the purchase and sale of Shares subject hereto) and is relying solely on those advisors in that regard.

9. No Continuation of Service. Neither the Plan nor this Agreement will confer upon Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge Participant at any time, for any reason.

10. The Plan. Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Option subject to the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Grant Notice or this Agreement.

11. Entire Agreement. The Grant Notice and this Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof. In the event of any inconsistency between the Grant Notice or the Agreement, on the one hand, and the Plan, on the other hand, the Plan shall govern.

12. Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without Participant’s consent, if the amendment does not materially impair Participant’s rights hereunder or as otherwise permitted in Section 4(f), above.

13. Governing Law. This Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

14. Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.

15. Incentive Stock Options.

a. If the Option is designated as an Incentive Stock Option, Participant acknowledges that nonetheless a portion of the Option may not qualify (or may cease to qualify) as an “incentive stock option” under the Code due to limitations set forth in Section 422(d) of the Code or otherwise. To the extent the Option does not qualify for treatment as an “incentive stock option” under the Code, it will be treated as a non-qualified stock option. The Company does not guarantee any particular tax treatment for the Option or the Shares subject to the Option.

b. If the Option is designated as an Incentive Stock Option, Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under the Option, if such disposition or transfer is made (i) within two years from the Grant Date, or (ii) within one year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

16. Electronic Delivery of Documents. Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to the Option and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to Participant a paper copy of any document also delivered to Participant electronically. The authorization described in this paragraph may be revoked by Participant at any time by written notice to the Company.